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FOR IMMEDIATE RELEASE


              QUORUM HEALTH GROUP, INC. ACQUIRES METHODIST HOSPITAL


NASHVILLE - (Sept. 2, 1997) - Quorum Health Group, Inc. (Nasdaq: QHGI) today announced that an affiliate has completed the acquisition of Methodist Hospital, Hattiesburg, Miss., a 211-bed acute care hospital which has pioneered local developments in endosurgery, single room maternity care, pain and wound management, orthopedic surgery, occupational health programs and wellness and sports medicine programs.
         The acquisition includes all assets and business of Wesley Health Systems, Inc. and its subsidiaries and affiliates. In accordance with the agreement, the hospital will be renamed Wesley Medical Center.
         According to James E. Dalton, Jr., President and CEO, Quorum Health Group, Inc., the transaction results in two strong organizations coming together with shared values.
         Said Dalton, "Methodist Hospital has a reputation for strong ties to the community, high quality services and advanced technology. These are all qualities that Quorum strives to exemplify."
         Through its ownership, consulting and management services relationships, Quorum affiliates are now involved in 13 Mississippi communities.
         "Our acquisition growth continues to result from long-term relationships with the not-for-profit sector, and our goal is to continue to maintain these positive relationships. As a result, we are optimistic that we can meet our growth expectations through adding new hospitals, as well as improving the performance of our continuing operations," Dalton said.
         "The sale of Methodist Hospital to Quorum will allow Wesley Health System to continue to deliver the best in healthcare to our community," said William K. Ray, President and CEO, Wesley Health System, Inc. "The system will marry the strengths of two like organizations to create synergies for the health system well into the next decade."
         Quorum Health Group, Inc. owns and operates acute care hospitals and local and regional healthcare systems nationwide through its affiliates. Quorum Health Resources, Inc., a subsidiary, is the nation's largest manager of not-for-profit hospitals and also provides consulting services to hospitals.